UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2008

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado	80111-3220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 9, 2008, Apollo Gold Corporation (“Apollo Gold”) entered into agency agreement (the “Agency Agreement”) among Apollo Gold, Haywood Securities Inc., the lead agent, and Blackmont Capital Inc. (the “Agents”). Subject to compliance with all necessary legal requirements and to the terms and conditions contained in the Agency Agreement, the Agents have agreed to act as exclusive agents and to offer units (the “Units”) for sale to the public on a best efforts basis. Each Unit will have an issue price of Cdn$0.50 per Unit (US$0.495 per Unit for purchasers resident in the United States) and will be comprised of one common share of Apollo Gold and one-half of one common share purchase warrant (“Warrant”). Each whole Warrant will entitle the holder to purchase one common share of Apollo Gold at a price of Cdn$0.65 for a period of 36 months after the closing of the offering. The common shares and Warrants comprising the Units will separate immediately upon closing of the offering.

The offering will be conducted in the United States through affiliates of the Agents that are registered broker-dealers in the United States. The offering is subject to the sale of a minimum of Cdn$20 million of Units and the maximum size of the offering is Cdn$40 million. The offering price of Cdn$0.50 per Unit has been determined by negotiation between Apollo Gold and the Agents. The number of Units to be sold in the offering will be determined at closing, which is expected to occur on July 21, 2008.

The net proceeds of the offering will be used to fund Apollo Gold’s acquisition of the St. Andrews’ mill complex in Timmins, Ontario, the development of Apollo Gold’s Black Fox project and for general working capital.

The Agency Agreement provides that, in consideration for the services to be rendered by the Agents under the offering, the Agents will receive a commission equal to 6.5% of the gross proceeds of the offering, such commission to be paid in cash, Units, or a combination of both cash and Units, at the sole option of the Agents. In addition, the Agents will be granted a non-transferable option to acquire such number of Units (the “Agents’ Units”) as is equal to 6% of the total number of Units sold in the offering at a price per Agents’ Unit equal to Cdn$0.60 (the “Agents’ Compensation Option”). The Agents’ Compensation Option will be exercisable for a period of 48 months from the closing date of the offering. Each Agents’ Unit will be comprised of one common share and one-half of one common share purchase warrant, each whole warrant included in the Agents’ Compensation Option entitling the Agents to purchase one common share of Apollo Gold at an exercise price of Cdn$0.78 for a period of 48 months from the closing date of the offering. Apollo Gold is responsible for all reasonable out-of-pocket expenses incurred by the Agents in connection with the offering, including fees of the Agents’ legal counsel.

The Agency Agreement also provides that Apollo Gold will indemnify the Agents and each of their affiliates against certain liabilities and expenses, including liabilities under the U.S. Securities Act of 1933, or will contribute to payments that the Agents or each of their affiliates may be required to make in respect thereof. In addition, pursuant to the Agency Agreement, Apollo Gold has agreed that, subject to certain exceptions, it will not issue, agree to issue, or announce an intention to issue any additional securities for a period of 90 days subsequent to the date of the closing of the offering without the prior written consent of Haywood Securities Inc., which consent may not be unreasonably withheld.

The Warrants will be created and issued pursuant to a Warrant Indenture (the “Warrant Indenture”) between Apollo Gold and CIBC Mellon Trust Company (the “Warrant Agent”). The Warrant Indenture will provide for adjustment in the exercise price and number of shares issuable upon the exercise of the Warrants upon the occurrence of certain events, including the issuance of common shares or securities exchangeable or convertible into common shares as a stock dividend, the subdivision, redivision, reduction, combination or consolidation of the common shares, the issuance of rights, options or warrants to substantially all of the holders of common shares that entitle them to subscribe for common shares.

The Warrant Indenture will also provide for adjustment in the class and/or number of warrant shares issuable upon the exercise of the warrants and/or exercise price per security in the event of the following additional events: (i) reclassifications of the common shares; or (ii) consolidations, amalgamations, plans of arrangement or mergers of Apollo Gold with or into another entity (other than consolidations, amalgamations, plans of arrangement or mergers which do not result in any reclassification of the common shares or a change of the common shares into other shares).

No adjustment in the exercise price or the number of shares issuable upon the exercise of the Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price by at least 1% or the number of shares purchasable upon exercise by at least one one-hundredth of a common share.

The foregoing description of the Agency Agreement and the Warrant Indenture is qualified in its entirety by reference to the Agency Agreement and the Warrant Indenture attached to this Current Report on Form 8-K as Exhibits 1.1 and 4.1, respectively.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

1.1	Agency Agreement, dated July 9, 2008, among Apollo Gold Corporation, Haywood Securities Inc. and Blackmont Capital Inc.

4.1	Warrant Indenture dated as of July 9, 2008 between CIBC Mellon Trust Company and Apollo Gold Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2008

APOLLO GOLD CORPORATION

By:  /s/ Melvyn Williams
Melvyn Williams
Chief Financial Officer and Senior Vice
President - Finance and Corporate
Development

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Agency Agreement, dated July 9, 2008, among Apollo Gold Corporation, Haywood Securities Inc. and Blackmont Capital Inc.

4.1	Warrant Indenture dated as of July 9, 2008 between CIBC Mellon Trust Company and Apollo Gold Corporation